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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                 SCHEDULE 13G
                                (RULE 13d-102)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
        13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(b)


                           (AMENDMENT NO.     )(1)
                                          ----


                             THOMASTON MILLS, INC.
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                               (Name of Issuer)




                Common Stock, $1 Par Value--Class A and Class B
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                        (Title of Class of Securities)



                              884569 20 3--Class A
                              884569 10 4--Class B
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                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                               Page 1 or 3 Pages


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           884569 10 4
CUSIP NO.  884569 20 3                  13G            PAGE  2    OF  3    PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          William H. Hightower, Jr.
          ###-##-####
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  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

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  (3)     SEC USE ONLY

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  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF              19,308  Class B  Voting
   SHARES               107,707  Class A  Non Voting
 BENEFICIALLY          --------------------------------------------------------
  OWNED BY             (6)     SHARED VOTING POWER
    EACH                 77,016  Class B  Voting
  REPORTING             231,048  Class A  Non Voting
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                         19,308  Class B  Voting
                        107,707  Class A  Non Voting
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                         77,016  Class B  Voting
                        231,048  Class A  Non Voting
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           96,324  Class B  Voting
          338,755  Class A  Non Voting
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 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

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 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.23%  Class B  Voting
          6.47%  Class A  Non Voting
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





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SCHEDULE 13G -- PAGE 3

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This annual amendment is made to update previous filing. No filing fee is due.

Dated: January 7, 2000


                                    /s/  William H. Hightower, Jr.
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                                              Signature


                                       William H. Hightower, Jr.
                              -------------------------------------------
                                                 Name


                              300 Popular Drive, Thomaston, GA 30286-3545
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                                               Address